Exhibit 99.1

Sunrun Reports Third Quarter 2017 Financial Results
Unlevered NPV of $1.15 per watt in Q3 2017, the highest in the company’s history
Net Present Value of $93 million created in Q3 2017, an increase of 21% Year-Over-Year
Net Earning Assets of $1.2 billion, an increase of 24% Year-Over-Year

SAN FRANCISCO, November 8, 2017, Sunrun (Nasdaq: RUN), the nation’s largest dedicated provider of residential solar, storage and energy services, today announced financial results for the third quarter ended September 30, 2017.

Third Quarter 2017 Operating Highlights

•	Total deployments of 90 MW, an increase of 12% year-over-year and exceeding the company’s guidance of 88 MWs

•	Net Present Value (NPV) of $93 million created, an increase of 21% year-over-year

•	Unlevered NPV of $1.15 per watt, the highest level in the company’s history

•	Cumulative MW deployed of 1,117 MW, an increase of 39% year-over-year

•	Net Earning Assets of $1.2 billion, reflecting a 24% increase year-over-year
“Our positive momentum continues in Q3. We are reiterating our full-year guidance of 15% growth in volumes while increasing our annual NPV guidance to 40% growth,” said Lynn Jurich, Sunrun’s chief executive officer. “I am proud of the company’s performance and industry leadership. We have brought clean, affordable energy to more than 160,000 American families and provided job opportunities in hundreds of communities across the country. We have delivered our highest unit economics in the company’s history and increased our cash balance, even while continuing to invest in new markets, BrightBox and grid services.”
Key Operating Metrics
In the third quarter of 2017, MW deployed increased to 90 MW from 80 MW in the third quarter of 2016, a 12% year-over-year increase.
In the third quarter of 2017, MW booked were 93 MW, an increase of 12% from the third quarter of 2016.
Creation Cost per watt was $3.34 in the third quarter of 2017 compared to $3.36 in the third quarter of 2016, an improvement of $0.02 year-over-year. Project Value per watt was $4.49 in the third quarter of 2017, an increase of $0.06 compared to the third quarter of 2016.
NPV created in the third quarter of 2017 was $93 million, a 21% increase from $76 million in the third quarter of 2016. Unlevered NPV per watt in the third quarter of 2017 was $1.15 compared to $1.07 in the prior year, reflecting the highest level in the company’s history.
Gross Earning Assets as of September 30, 2017 were $2.1 billion, up $399 million, or 24% from the prior year. Net Earning Assets as of September 30, 2017 were $1.2 billion, up $232 million, also reflecting a 24% increase from the prior year.
Financing Activities
As of November 8, 2017, closed transactions and executed term sheets provide us expected tax equity and back-leverage capacity well into Q2 2018.

Third Quarter 2017 GAAP Results
Operating leases and incentives revenue grew 35% year-over-year to $58.5 million. Solar energy systems and product sales increased 20% year-over-year to $82.8 million. Total revenue grew to $141.3 million in the third quarter of 2017, up $29.3 million, or 26% from the third quarter of 2016.
Total cost of revenue was $118.8 million, an increase of 21% year-over-year. Total operating expenses were $189.0 million, an increase of 16% year-over-year.
Net income available to common stockholders was $27.8 million in the third quarter of 2017, an increase of 65% year-over-year.
Diluted net earnings per share available to common shareholders was $0.25 per share.
Guidance for Q4 and Full Year 2017
The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially.
In Q4, we expect to deploy approximately 87 MW. We continue to expect to deploy 325 MWs for the full year 2017, reflecting 15% year-over-year growth.
Conference Call Information
Sunrun is hosting a conference call for analysts and investors to discuss its third quarter 2017 results and outlook for its fourth quarter 2017 at 2:00 p.m. Pacific Time today, November 8, 2017. A live audio webcast of the conference call along with supplemental financial information will be accessible via the “Investor Relations” section of the Company’s website at http://investors.sunrun.com. The conference call can also be accessed live over the phone by dialing (877) 470-1078 (domestic) or (615) 247-0087 (international) using ID #4288429. A replay will be available following the call via the Sunrun Investor Relations website or for one week at the following numbers (855) 859-2056 (domestic) or (404) 537-3406 (international) using ID #4288429.
About Sunrun
Sunrun (Nasdaq:RUN) is the nation’s largest dedicated residential solar, storage and energy services company with a mission to create a planet run by the sun. Since establishing the solar as a service model in 2007, Sunrun leads the industry in providing clean energy to homeowners with little to no upfront cost and at a savings to traditional electricity. The company designs, installs, finances, insures, monitors and maintains the systems, while families receive predictable pricing for 20 years or more. The company also offers Sunrun BrightBoxTM solar power generation with smart inverter technology and home battery storage. For more information, please visit: www.sunrun.com.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, including statements regarding our future financial and operating guidance, operational and financial results such as growth, value creation, MW bookings and deployments, gross and net earning assets, project value, creation costs and NPV, and the assumptions related to the calculation of the foregoing metrics, as well as our expectations regarding our growth and financing capacity. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to: the availability of additional financing on acceptable terms; changes in the retail prices of traditional utility generated electricity; changes in policies and regulations including net metering and interconnection limits or caps; the availability of rebates, tax credits and other incentives; the availability of solar panels and other raw materials; our limited operating history, particularly as a new public company; our ability to attract and retain our relationships with third parties, including our solar partners; our ability to meet the covenants in our investment funds and debt facilities; and such other risks identified in the reports that we file with the U.S. Securities and Exchange Commission, or SEC, from time to time. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

Consolidated Balance Sheets
(In Thousands)

	September 30, 2017	December 31, 2016

Assets
Current assets:
Cash	$216,142	$206,364
Restricted cash	14,036	11,882
Accounts receivable, net	73,031	60,258
State tax credits receivable	11,085	13,713
Inventories	63,323	67,326
Prepaid expenses and other current assets	13,907	9,802
Total current assets	391,524	369,345
Restricted cash	5,952	6,117
Solar energy systems, net	3,147,383	2,629,366
Property and equipment, net	38,819	48,471
Intangible assets, net	15,345	18,499
Goodwill	87,543	87,543
Prepaid tax asset	—	378,541
Other assets	31,187	34,936
Total assets	$3,717,753	$3,572,818
Liabilities and total equity
Current liabilities:
Accounts payable	$108,689	$66,018
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	14,785	10,654
Accrued expenses and other liabilities	54,533	59,261
Deferred revenue, current portion	74,793	70,849
Deferred grants, current portion	7,827	8,011
Capital lease obligations, current portion	7,883	10,015
Recourse debt, current portion	247,000	—
Non-recourse debt, current portion	22,538	14,153
Lease pass-through financing obligation, current portion	6,043	5,823
Total current liabilities	544,091	244,784
Deferred revenue, net of current portion	581,517	583,401
Deferred grants, net of current portion	231,478	226,893
Capital lease obligations, net of current portion	7,060	12,965
Recourse debt, net of current portion	—	244,000
Non-recourse debt, net of current portion	846,257	639,870
Lease pass-through financing obligation, net of current portion	137,997	137,958
Other liabilities	10,277	5,457
Deferred tax liabilities	68,975	415,397
Total liabilities	2,427,652	2,510,725
Redeemable noncontrolling interests	176,460	137,907
Total stockholders’ equity	753,936	672,961
Noncontrolling interests	359,705	251,225
Total equity	1,113,641	924,186
Total liabilities, redeemable noncontrolling interests and total equity	$3,717,753	$3,572,818

Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue:
Operating leases and incentives	$58,462	$43,150	$171,897	$123,084
Solar energy systems and product sales	82,829	68,883	211,359	210,230
Total revenue	141,291	112,033	383,256	333,314
Operating expenses:
Cost of operating leases and incentives	49,232	40,770	140,682	117,478
Cost of solar energy systems and product sales	69,588	57,264	179,957	176,376
Sales and marketing	37,298	40,192	101,758	127,096
Research and development	3,936	2,458	10,642	7,294
General and administrative	27,925	21,331	77,776	68,193
Amortization of intangible assets	1,052	1,051	3,154	3,154
Total operating expenses	189,031	163,066	513,969	499,591
Loss from operations	(47,740)	(51,033)	(130,713)	(166,277)
Interest expense, net	17,707	13,957	49,586	38,535
Other expenses (income), net	(94)	42	589	(460)
Loss before income taxes	(65,353)	(65,032)	(180,888)	(204,352)
Income tax expense	14,834	9,936	37,625	13,146
Net loss	(80,187)	(74,968)	(218,513)	(217,498)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(107,969)	(91,846)	(284,144)	(280,153)
Net income available to common stockholders	$27,782	$16,878	$65,631	$62,655
Net income per share available to common stockholders
Basic	$0.26	$0.16	$0.62	$0.61
Diluted	$0.25	$0.16	$0.61	$0.60
Weighted average shares used to compute net income per share available to common stockholders
Basic	105,783	102,707	105,060	101,988
Diluted	109,598	105,092	107,893	104,698

Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Operating activities:
Net loss	$(80,187)	$(74,968)	$(218,513)	$(217,498)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization, net of amortization of deferred grants	34,392	27,006	99,674	73,570
Deferred income taxes	14,836	9,936	37,624	13,146
Stock-based compensation expense	5,105	5,379	16,494	14,026
Noncash interest expense	3,663	2,689	13,144	8,024
Interest on lease pass-through financing obligations	3,014	3,032	8,963	9,051
Reduction in lease pass-through financing obligations	(4,559)	(4,658)	(13,721)	(14,149)
Other noncash losses and expenses	2,259	1,230	6,849	4,154
Changes in operating assets and liabilities:
Accounts receivable	(9,748)	5,299	(13,963)	9,183
Inventories	(10,579)	2,266	4,003	(14,573)
Prepaid and other assets	(766)	(2,375)	(3,620)	(5,135)
Accounts payable	29,033	(12,331)	31,669	(22,220)
Accrued expenses and other liabilities	(84)	4,796	(11,367)	8,014
Deferred revenue	7,912	3,881	3,598	7,176
Net cash used in operating activities	(5,709)	(28,818)	(39,166)	(127,231)
Investing activities:
Payments for the costs of solar energy systems, leased and to be leased	(226,462)	(197,823)	(583,188)	(530,295)
Purchases of property and equipment	(1,492)	(2,189)	(5,956)	(10,397)
Business acquisition, net of cash acquired	—	—	—	(5,000)
Net cash used in investing activities	(227,954)	(200,012)	(589,144)	(545,692)
Financing activities:
Proceeds from state tax credits, net of recapture	(386)	(42)	12,785	9,081
Proceeds from issuance of recourse debt	34,000	97,000	125,400	354,400
Repayment of recourse debt	(34,000)	(95,400)	(122,400)	(307,400)
Proceeds from issuance of non-recourse debt	94,561	60,074	294,086	249,820
Repayment of non-recourse debt	(7,971)	(1,570)	(92,801)	(18,113)
Payment of debt fees	(1,377)	(1,337)	(6,332)	(13,614)
Proceeds from lease pass-through financing obligations	1,577	1,437	4,639	14,242
Contributions received from noncontrolling interests and redeemable noncontrolling interests	167,777	182,586	471,322	422,207
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(14,126)	(9,492)	(38,761)	(27,749)
(Payments) proceeds from exercises of stock options, net of withholding taxes on restricted stock units and issuance of shares in connection with the Employee Stock Purchase Plan	218	1,088	(207)	4,704
Offering costs paid related to initial public offering	—	—	—	(437)
Payment of capital lease obligations	(2,323)	(3,252)	(7,585)	(9,668)
Change in restricted cash	534	(2,005)	(2,058)	(937)
Net cash provided by financing activities	238,484	229,087	638,088	676,536

Net change in cash	4,821	257	9,778	3,613
Cash, beginning of period	211,321	207,220	206,364	203,864
Cash, end of period	$216,142	$207,477	$216,142	$207,477

Key Operating Metrics and Financial Metrics

	Three Months Ended September 30,
	2017	2016
MW Booked (during the period)(1)	93	83
MW Deployed (during the period)	90	80
Cumulative MW Deployed (end of period)	1,117	801
Gross Earning Assets under Energy Contract (end of period)(in millions)	$1,359	$1,108
Gross Earning Assets Value of Purchase or Renewal (end of period)(in millions)	$709	$561
Gross Earning Assets (end of period)(in millions)(2)	$2,068	$1,669
Net Earning Assets (end of period)(in millions)(2)	$1,186	$954

	Three Months Ended September 30,
	2017	2016
Project Value, Contracted Portion (per watt)	$3.92	$3.84
Project Value, Renewal Portion (per watt)	$0.57	$0.59
Total Project Value (per watt)	$4.49	$4.43
Creation Cost (per watt)(3)	$3.34	$3.36
Unlevered NPV (per watt)(2)	$1.15	$1.07
NPV (in millions)(2)	$93	$76

(1)
The presentation of MW Booked for periods prior to December 31, 2016 reflects changes made to the calculation methodology as further described in our Annual Report on Form 10-K filed with the SEC on March 8, 2017.

(2)	Numbers may not sum due to rounding.

(3)
The presentation of Creation Cost for periods prior to December 31, 2016 reflects changes made to the calculation methodology as further described in our Fourth Quarter 2016 earnings presentation available on our investor relations website.

Definitions
Creation Cost includes (i) certain installation and general and administrative costs after subtracting the gross margin on solar energy systems and product sales divided by watts deployed during the measurement period and (ii) certain sales and marketing expenses under new Customer Agreements, net of cancellations during the period divided by the related watts deployed.
Customers refers to all residential homeowners (i) who have executed a Customer Agreement or cash sales agreement with us and (ii) for whom we have internal confirmation that the applicable solar energy system has reached notice to proceed or “NTP”, net of cancellations.
Customer Agreements refers to, collectively, solar power purchase agreements and solar leases.
Gross Earning Assets represents the net cash flows (discounted at 6%) we expect to receive during the initial 20-year term of our Customer Agreements for systems that have been deployed as of the measurement date, plus a discounted estimate of the value of the Customer Agreement renewal term or solar energy system purchase at the end of the initial term. Gross Earning Assets excludes estimated cash distributions to investors in consolidated joint ventures and estimated operating, maintenance and administrative expenses for systems deployed as of the measurement date. In calculating Gross Earning Assets, we deduct estimated cash distributions to our cash equity financing providers. In calculating Gross Earning Assets, we do not deduct customer payments we are obligated to pass through to investors in lease pass-throughs as these amounts are reflected on our balance sheet as long-term and short-term lease pass-through obligations, similar to the way that debt obligations are presented. In determining our finance strategy, we use lease pass-throughs and long-term debt in an equivalent fashion as the schedule of payments of distributions to lease pass-through investors is more similar to the payment of interest to lenders than the internal rates of return (IRRs) paid to investors in other tax equity structures.
Gross Earning Assets Under Energy Contract represents the net cash flows during the initial (typically 20 year) term of our Customer Agreements (less substantially all value from SRECs prior to July 1, 2015), for systems deployed as of the measurement date.
Gross Earning Assets Value of Purchase or Renewal is the forecasted net present value we would receive upon or following the expiration of the initial Customer Agreement term (either in the form of cash payments during any applicable renewal period or a system purchase at the end of the initial term), for systems deployed as of the measurement date.
MW Booked represents the aggregate megawatt production capacity of our solar energy systems, whether sold directly to customers or subject to an executed Customer Agreement, for which we have confirmation that the systems have reached NTP, net of cancellations.
MW Deployed represents the aggregate megawatt production capacity of our solar energy systems, whether sold directly to customers or subject to executed Customer Agreements, for which we have (i) confirmation that the systems are installed on the roof, subject to final inspection or (ii) in the case of certain system installations by our partners, accrued at least 80% of the expected project cost.
Net Earning Assets represents Gross Earning Assets less both project level debt and Lease Pass-Through Financing Obligation, as of the same measurement date. Because estimated cash distributions to our cash equity financing partners are deducted from Gross Earning Assets, a proportional share of the corresponding project level debt is deducted from Net Earning Assets.
NPV equals Unlevered NPV multiplied by leased megawatts deployed in period.
NTP or Notice to Proceed refers to our internal confirmation that a solar energy system has met our installation requirements for size, equipment and design.
Project Value represents the value of upfront and future payments by customers, the benefits received from utility and state incentives, as well as the present value of net proceeds derived through investment funds. Specifically, Project Value is calculated as the sum of the following items (all measured on a per-watt basis with respect to megawatts deployed under Customer Agreements during the period): (i) estimated Gross Earning Assets, (ii) utility or upfront state incentives, (iii) upfront payments from customers for deposits and partial or full prepayments of amounts otherwise due under Customer Agreements and which are not already included in Gross Earning Assets and (iv) finance proceeds from tax equity investors, excluding cash true-up payments or the value of asset contributions in lieu of cash true-up payments made to investors. Project Value includes contracted SRECs for all periods after July 1, 2015.
Unlevered NPV equals the difference between Project Value and estimated Creation Cost on a per watt basis.

Investor Relations Contact:
Patrick Jobin
Vice President, Finance & Investor Relations
investors@sunrun.com
(415) 638-4007

Media Contact:

Georgia Dempsey
Director of Corporate Communications
press@sunrun.com
(415) 518-9418